Exhibit 10.11
Amended and Restated Employment Agreement
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is between Coleman Cable, Inc. (the “Company”) and Richard Carr, a resident of Indiana (“Employee”), and is expressly contingent upon and effective only as of the consummation of the transactions contemplated by the Purchase Agreement (as defined below).
WHEREAS, Employee has previously entered into an employment agreement with the Company dated March 9, 2007 (the “Prior Agreement”);
WHEREAS, the Company desires to continue Employee’s employment with the Company under the terms set forth herein which shall supersede the Prior Agreement which shall have no further force or effect after this Agreement becomes effective;
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto agree as follows:
1. Definitions.
     The terms used in the Agreement shall be defined as follows:
     (a) “Agreement” shall mean this Agreement as amended from time to time.
     (b) “Base Salary” shall mean the annual base salary payable to Employee pursuant to Section 4(a) hereof.
     (c) “Cause” shall mean termination of the Employee’s employment with the Company because of, but not to be limited to, Employee’s (1) gross misconduct; (2) material nonperformance; (3) material breach of this Agreement; (4) conviction or entry of a plea of guilty or nolo contendere to any felony or misdemeanor or the entry of any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statute violation; (5) insubordination; (6) violation of the Company’s sexual harassment/anti-discrimination policies; or (7) a court order prohibiting Employee from working for the Company for a period that extends beyond six months. Material nonperformance shall be deemed to occur only if such material nonperformance has not been corrected by the Employee within two weeks of written notice from the Company of the occurrence of such material nonperformance, which notice shall specifically set forth the nature of the material nonperformance and be delivered no more than thirty (30) days following the event giving rise to the material nonperformance notice.
     (d) “Company” shall mean Coleman Cable, Inc., its successors or assigns.
     (e) “Disabled” shall mean unable to perform the essential functions of the position, with or without reasonable accommodation, as a result of a physical or mental impairment, as evaluated by sufficient documentation including doctors’ statements.

     (f) “EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization.
     (g) “Effective Date” shall mean the Closing Date (as defined in the Purchase Agreement).
     (h) “Employee” shall mean Richard Carr, a resident of Indiana.
     (i) “Employee Benefit Plans” shall mean any plans within the meaning of Section 4(d) of this Agreement.
     (j) “Period” shall mean the three-year period commencing on the Effective Date and ending on the three-year anniversary thereof.
     (k) “Substantial Breach” shall mean without the Employee’s prior consent: (1) a material reduction in the Employee’s responsibilities hereunder; provided, that it shall not be deemed to be a Substantial Breach if Employee’s duties are revised so long as he remains in a position of at least a senior manager within the Company; (2) a material reduction by the Company in the Base Salary of Employee except to the extent permitted under Section 4(a) hereof; and (3) any willful failure or willful breach by the Company of any material obligations of this Agreement. The Employee must give written notice to the Company of a Substantial Breach within 90 days of the occurrence of any event which constitutes Substantial Breach. The Company shall have thirty (30) days after written notice thereof by the Employee to the Company’s Board of Directors to remedy the occurrences of clause (1) through (4) above.
     (l) “Purchase Agreement” shall mean the Equity Purchase Agreement by and between the stockholders of Spell Capital Corporation and the equity holders (other than Spell Capital Corporation) of Copperfield, LLC.
     2. Employment and Duties.
     (a) General. The Company hereby employs Employee, and Employee agrees upon the terms and conditions herein set forth and shall perform duties substantially the same as normally performed by persons in like positions in similar companies, or as may be assigned from time to time.
     (b) No Other Employment. Throughout the time that Employee is employed by the Company, Employee shall, except as may from time to time be otherwise agreed in writing by the Company and unless prevented by ill health, devote his full-time working hours to his duties hereunder and Employee shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (excluding volunteer services or outside board activities with modest time commitments) without the written consent of the Company or otherwise engage in activities with would interfere significantly with the performance of his duties hereunder.
     3. Term of Employment. Subject to earlier termination of employment pursuant to

Sections 5, 6, 7 or 8 of this Agreement, the Company shall retain Employee during the Period; and Employee shall serve in the employ of the Company for the Period as defined in Section 1(j).
     4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Employee during the term of his employment as compensation for services rendered hereunder;
     (a) Base Salary. The Company shall pay to Employee a Base Salary at the rate of $400,000 per annum, payable bimonthly. The Company shall be entitled to deduct or withhold all taxes and charges that the Company may be required to deduct or withhold therefrom.
     (b) Incentive Compensation. At all times during the Period, Employee shall be eligible to receive Incentive Compensation of up to 60% of Base Salary based on the Company’s achievement of earnings and other corporate performance goals as established by the CEO in his sole discretion at or before the beginning of each such fiscal year. Employee shall not earn or receive any Incentive Compensation for a fiscal year in which he was not actively employed the entire fiscal year (except that Employee’s hire date in 2007 shall not effect his eligibility for fiscal year 2007).
     (c) Automobile Allowance. Company shall pay Employee a gross amount of $700 per month as an automobile allowance. The Company shall be entitled to deduct or withhold from the gross amount of such automobile allowance all taxes and charges which the Company may be required to deduct or withhold therefrom. Employee shall produce such reasonable documentation as requested by the Company to evidence that Employee has spent such amount on a car purchase or lease payment, gasoline, insurance or car maintenance.
     (d) Other Employee Benefit Plans. Subject to the plans’ eligibility requirements, Employee shall be eligible to participate in all pension and welfare plans and programs of the Company for executive employees, existing from time to time, including, without limitation, the following:
     i. All qualified benefit plans and programs (e.g., defined contribution, supplemental retirement and Section 401(k) plans, life insurance plans and programs);
     ii. All hospitalization and medical plans and programs; and
     iii. All retirement plans and programs.
     5. Termination of Employment for Cause.
     (a) Compensation and Benefits. If, prior to the expiration of the Period, (i) Employee’s employment is terminated by the Company for Cause, or (ii) Employee resigns from his employment hereunder other than under circumstances covered by Section 6 below, Employee shall not be eligible to receive any compensation or benefits or to participate in any plans or programs under Section 4 hereof with respect to the Period after the date of such termination except for the right to receive benefits under any plan or program, to the extent vested, in accordance with the terms of such plan or program and except for benefits provided in accordance with customary practices of the Company at Employee’s expense (e.g., hospitalization and medical insurance under COBRA).
     (b) Date of Termination. The date of termination of Employee’s employment by the Company under this Section 5 shall be two (2) weeks after receipt by Employee of written notice of termination for Cause or after receipt by the Company of written notice of Employee’s resignation.
     6. Termination of Employment Without Cause or Resignation After Substantial Breach. If, prior to the expiration of the Period, Employee’s employment is terminated by the Company without Cause for any reason, or if, prior to the expiration of the Period Employee resigns from his employment hereunder following a Substantial Breach, the Company shall continue to pay Employee his Base Salary through the Period, payable in accordance with the Company’s standard payroll policies. Employee’s receipt of such Base Salary will be conditioned on his execution, return and non-rescission of a full and final release of claims in favor of the Company, the form of which will be provided by the Company within ten (10) days of Employee’s termination of employment. No payments pursuant to this Section 6 shall be made prior to the date that both (i) Employee has delivered an original, signed release to the Company and (ii) the revocability period (if any) has elapsed; provided however, that any payments that would otherwise have been made prior to such date but for the fact that Employee had not yet delivered an original, signed release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following Employee’s termination of employment. If Employee does not deliver an original, signed release to the Employer within forty-five (45) days after receipt of the same from the Company, (i) Employee’s rights shall be limited to those made available to Employee as if Employee were terminated under Section 5 above, and (ii) the Employer shall have no obligation to pay or provide to Employee any amount or benefits described in this Section 6 or any other monies on account of the termination of Employee’s employment.
     7. Termination of Employment by Disability.
     (a) Compensation and Benefits. If Employee becomes Disabled prior to the expiration of the Period, the Company shall be entitled to terminate Employee’s employment at the later of (6) six months from the date Employee becomes Disabled but not beyond the end of the Period or the date the Company could terminate Employee in accordance with the Company’s normal policies in such matters as applied in all other salaried employees. Employee will receive no compensation or benefits following his termination, but Employee shall be entitled to receive benefits under the Company’s plan(s) or program(s) in accordance with the terms of such plan(s) or program(s).
     (b) Date of Termination. The date of termination of Employee’s employment under this Section 7 shall be the date determined pursuant to Section 7(a) above.
     8. Termination of Employment by Death. Employee’s employment will end in the event of his death. Employee will receive no compensation or benefits following his death

(except that the Company will pay Employee for any accrued and unpaid portion of Base Salary), but if Employee dies prior to the expiration of the Period, the Employee’s estate or his beneficiary as appropriate shall be entitled to receive benefits under the Company’s plan(s) or program(s) in accordance with the terms of such plan(s) or program(s).
     9. Noncompetition and Nonsolicitation. During Employee’s employment with the Company and for the duration of the Period should Employee’s employment be terminated by the Company or Employee for any reason, voluntarily or involuntarily, prior to the expiration of the Period, Employee shall refrain from directly or indirectly, on his own behalf or on behalf of any other person or entity, competing with the Company or any of its subsidiaries, anywhere in North America, including but not limited to directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, or rendering services or advice to, in any capacity whatsoever (whether individually or as a shareholder (except as a shareholder owning less than 1 % or less of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, or consultant), for any entity or person that engages in or is in the process of or anticipates engaging in any business which in any manner competes with the Company or any of its subsidiaries. In the event that Employee violates the terms of this Section 9, the term of this covenant not to compete shall be extended for a period of time equal to the period of time that Employee was violating the terms of this Section 9.
     During Employee’s employment with the Company, and for a period of twelve (12) months following the end of his employment for any reason, whether voluntary or involuntary, and with or without the existence of post-employment compensation, Employee shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationship between the Company and any of its employees, (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or (iv) induce or attempt to induce any supplier or licensee of the Company to cease doing business with the Company, or in any way interfere with the relationship between any supplier or licensee of the Company. During Employee’s employment with the Company and for all time thereafter, Employee shall not disparage, or induce others to disparage, the Company, its owners, employees, practices, products or services.
     For purposes of Section 9, “employee” shall mean any then-current employee or individual who was employed by the Company at any time during the six (6) month period immediately preceding the end of Employee’s employment.
     In the event of a breach by Employee of any covenant set forth in this Section 9, the term of such covenant will be extended by the period of the duration of such breach. Employee will not, at any time during or after employment, disparage the Company or any of its owners, directors, officers, employees, agents, products or services. Employee will within ten days after accepting any employment, advise the Company of the identity of any employer of Employee. The Company may serve notice upon each such employer that Employee is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.
     10. Nondisclosure of Confidential Information.
     (a) Definition. For purposes of this Agreement “Confidential Information” means, but is not limited to, any information or compilation of information, not generally known, which is proprietary to the Company and relates to the Company’s existing or reasonably foreseeable business, including, but not limited to, trade secrets and information relating to the Company’s services, marketing plans or proposals and customer information. All information which the Company identifies as being “confidential” or “trade secret” shall be presumed to be Confidential Information. Confidential Information shall also include any confidential information of a parent, subsidiary or sister corporation of the Company and any information disclosed by a third party under contract with the Company which contract requires such disclosed information be kept confidential. Confidential Information shall not include information that is in or enters the public domain other than through a breach of confidentiality owed to the Company.
     (b) Nondisclosure. During the Period and at all times thereafter, Employee shall hold in strictest of confidence and will never disclose, furnish, transfer, communicate, make assessable to any person or use in any way Confidential Information for Employee’s own or another’s benefit or permit the same to be used in competition with the Company, nor will Employee accept any employment which would, by the nature of the position, inherently involve the use or disclosure by Employee of Confidential Information.
     11. Remedies and Injunctive Relief. The parties acknowledge that the Company and/or its subsidiaries will suffer irreparable harm if Employee breaches Sections 9 or 10 of this Agreement. Accordingly, the Company shall be entitled, in addition to any other rights and remedies that it may have, at law or at equity, to an injunction, without the parting of a bond or other security, enjoining or restraining Employee from any violation of Sections 9 or 10 of this Agreement. Employee hereby consents to the Company’s right to the issuance of such injunction.
     12. Section 409A. If a payment under this Agreement does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), and the Employee is a Specified Employee as of the date of termination, distributions to the Employee may not be made before the date that is six months after the date of termination or, if earlier, the date of the Employee’s death (the “Six-Month Delay Rule”). Payments to which the Employee otherwise would be entitled during the first six months following the date of term (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following the date of termination. Notwithstanding the Six-Month Delay Rule set forth in this Section 12:
     (a) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii), during the first month of the Six-Month Delay, the Company will pay the Employee an amount equal to the lesser of (i) the total lump sum severance provided under Section 6(c)(i) and (ii) above, or (ii) two times the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the date of termination occurs, and (B) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Employee preceding the taxable year of the Employee in which his date of termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a termination of employment); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under Section 6(c) above.
     (b) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D), within ten (10) days of the date of termination, the Company will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee’s date of termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under Section 6(c) above.
     (c) Each payment under this Agreements is intended to be treated as one of a series of separate payment for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii).
     (d) For purposes of this Agreement, “Specified Employee” has the meaning given that term in Code Section 409A and Treas. Reg. 1.409-1(c)(i). The Company’s “specified employee identification date” and “specified employee effective date” (as described in Treas. Reg. 1.409-1(c)(i)(3)) will be the dates designated as such by the Company in a written resolution for all plans and agreements subject to Code Section 409A or, in the absence of such resolutions, then the “specified employee identification date” and the “specified employee effective date” for this Agreement shall be December 31 and [January 1], respectively, of each succeeding year.
     13. Binding Agreement/Assignment. This Agreement shall be assignable by Employer and the terms of this Agreement shall bind and inure to the benefit of Employer and its successors and assigns.
     14. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     15. Survival of Provisions. The parties agree that Sections 9 and 10, and all other provisions necessary for enforcement of such provisions shall survive termination of this Agreement and termination of Employee’s employment for any reason.
     16. Others’ Confidential Information. If Employee possesses any information that he knows or should know is considered by any third party, such as a former employer of his, to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to the Company or use such information to benefit the Company in any way.

     17. Understandings. Employee acknowledges and agrees that (a) the Company informed him, as part of the offer of employment and prior to his accepting employment with the Company, that a confidentiality, noncompetition, and nonsolicitation agreement would be required as part of the terms and conditions of employment; (b) he executed this Agreement in anticipation of but prior to commencing employment with the Company; (c) he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable as to duration, geographic area and scope; and (d) the restrictions in this Agreement will not unduly restrict Employee in securing other employment in the event of termination from the Company.
     18. Full Agreement; Amendment; Waiver. This Agreement contains the full agreement between the parties as to its subject matter and may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
     19. Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, this Plan is intended to comply with Code Section 409A and the interpretive guidance thereunder. The Plan shall be construed and interpreted in accordance with such intent.
     20. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed and construed in accordance with the laws of the state of Illinois.
     21. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Employee, the notice shall be delivered or mailed to Employee at the address specified under Employee’s signature hereto or such other address which Employee has advised the Company to send notice to, or if addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its officer pursuant to the authority of its Board, and Employee has executed this Agreement, as of the day and year first written above.

COLEMAN CABLE, INC.		RICHARD CARR

By:	/s/ G. Gary Yetman	By:	/s/ Richard Carr

Its: President/CEO

Date: December 29, 2008		Date: December 29, 2008